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                                   EXHIBIT 11


                                CLX ENERGY, INC.
                   Computation of Net Income (Loss) Per Share


                                                 Year ended
                                                September 30,
                                          -------------------------
                                              2002         2001
                                          ------------  -----------
Income (loss) before extraordinary item   $(  368,855)  (   40,930)

Extraordinary gain                                  -       45,470
                                          ------------  -----------

Net income (loss)                         $(  368,855)       4,540
                                          ============  ===========

Weighted average number of common
  shares outstanding                        2,631,936    2,634,115

Common equivalent shares
  representing shares issuable
  upon exercise of outstanding
  Options                                           -       49,242
                                          ------------  -----------

                                            2,631,936    2,683,357
                                          ============  ===========

Net income (loss) per share
    Basic:
       Income (loss) from operations      $(     0.14)  (     0.02)
       Extraordinary gain                           -         0.02
                                          ------------  -----------

       Net income (loss)                  $(     0.14)        0.00
                                          ============  ===========

    Diluted:
       Income (loss) from operations      $(     0.14)  (     0.02)
       Extraordinary gain                           -         0.02
                                          ------------  -----------

       Net income (loss)                  $(     0.14)        0.00
                                          ============  ===========
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